Exhibit 99.1

VISHAY REPORTS RESULTS FOR SECOND QUARTER 2013

•	Revenues for Q2 2013 $598 million
•	EPS Q2 2013 of $0.21, or adjusted EPS of $0.20
•	Cash from operations for trailing twelve months Q2 2013 of $287 million and capital expenditures of $150 million
•	Guidance for Q3 2013 for revenues of $605 - $645 million at improved margins compared to Q2 2013

MALVERN, PENNSYLVANIA -- (BUSINESS WIRE) -- July 30, 2013 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced its results for the fiscal quarter and six fiscal months ended June 29, 2013.

Revenues for the fiscal quarter ended June 29, 2013 were $597.7 million, compared to $588.2 million for the fiscal quarter ended June 30, 2012.  The net earnings attributable to Vishay stockholders for the fiscal quarter ended June 29, 2013 were $31.3 million, or $0.21 per diluted share, compared to $45.7 million, or $0.29 per diluted share for the fiscal quarter ended June 30, 2012.

Net earnings attributable to Vishay stockholders for the fiscal quarter ended June 29, 2013 include an adjustment of $1.8 million related to performance-based stock compensation for certain former executives, following a determination that achievement of the three-year performance targets was no longer probable.  These costs had been originally reported as a separate line item upon cessation of employment of these executives in 2011, and accordingly, this adjustment is also reported as a separate line item. Net earnings for the fiscal quarter ended June 30, 2012 include a pretax gain of $12.2 million on the sale of a vacated property in Belgium.  These items are summarized on the attached reconciliation schedule.  Adjusted net earnings per diluted share, which exclude these items, were $0.20 for the fiscal quarter ended June 29, 2013, compared to $0.24 for the fiscal quarter ended June 30, 2012.

Commenting on the results for the second quarter 2013, Dr. Gerald Paul, President and Chief Executive Officer, stated, "In the second quarter the revenues of Vishay Intertechnology, Inc. benefited from the general economic recovery. As forecasted, both manufacturing and operational fixed costs increased due to the end of the temporary cost savings measures. The fixed costs continue to be well under control and we expect them to stay at approximately the current level for the remainder of the year. In the second quarter operational results were impacted by a few adverse and temporary effects. The contributive margin suffered from start-up inefficiencies at a major foundry, valuation effects and unfavorable product mix shifts. For the third quarter we anticipate a return of the contributive margin to its traditional range."

Dr. Gerald Paul continued, "There is no change to our strategy to pursue our Growth Plan by expanding manufacturing capacities in strategic product lines, by increasing our R&D and design-in efforts, by expanding our sales presence in Asia, and by acquiring specialty businesses."

Commenting on the outlook for the third quarter 2013 Dr. Paul stated, "We guide for revenues of $605 to $645 million. Based on a return to Vishay's usual incremental performance, we also guide for improved gross and operating margins compared to the second quarter of 2013."

A conference call to discuss second quarter financial results is scheduled for Tuesday, July 30, 2013 at 9:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is 93854053.

There will be a replay of the conference call from 10:30 AM ET on Tuesday, July 30, 2013 through 11:59 PM ET on Monday, August 5, 2013. The telephone number for the replay is 800-585-8367 (+1 855-859-2056 or 404-537-3406 if calling from outside the United States or Canada) and the access code is 93854053.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This press release includes certain financial measures which are not recognized in accordance with generally accepted accounting principles ("GAAP"), including adjusted net earnings and adjusted earnings per share, which are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. These non-GAAP measures supplement our GAAP measures of performance and should not be viewed as an alternative to GAAP measures of performance. Non-GAAP measures such as adjusted net earnings and adjusted earnings per share do not have uniform definitions. These measures, as calculated by Vishay, may not be comparable to similarly titled measures used by other companies. Management believes that adjusted net earnings and adjusted net earnings per diluted share are meaningful to investors because they provide insight with respect to intrinsic operating results of the Company. Reconciling items to arrive at adjusted net earnings represent significant charges or credits that are important to an understanding to the Company's intrinsic operations. These reconciling items are indicated on the accompanying reconciliation schedule and are more fully described in the Company's financial statements presented in its annual report on Form 10-K and its quarterly reports presented on Forms 10-Q.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, internal growth and acquisition activity, product lines, market share, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarters ended
	June 29, 2013	March 30, 2013	June 30, 2012

Net revenues	$597,665	$554,254	$588,199
Costs of products sold	454,808	417,520	440,580
Gross profit	142,857	136,734	147,619
Gross margin	23.9%	24.7%	25.1%

Selling, general, and administrative expenses	92,745	91,129	86,889
Executive compensation charge (credit)	(1,778)	-	-
Gain on sale of property	-	-	(12,153)
Operating income	51,890	45,605	72,883
Operating margin	8.7%	8.2%	12.4%

Other income (expense):
Interest expense	(5,824)	(5,486)	(5,539)
Other	784	115	(2,094)
Total other income (expense) - net	(5,040)	(5,371)	(7,633)

Income before taxes	46,850	40,234	65,250

Income taxes	15,365	11,093	19,420

Net earnings	31,485	29,141	45,830

Less: net earnings attributable to noncontrolling interests	176	210	159

Net earnings attributable to Vishay stockholders	$31,309	$28,931	$45,671

Basic earnings per share attributable to Vishay stockholders	$0.22	$0.20	$0.30

Diluted earnings per share attributable to Vishay stockholders	$0.21	$0.19	$0.29

Weighted average shares outstanding - basic	143,603	143,484	152,462

Weighted average shares outstanding - diluted	151,880	150,632	159,249

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 29, 2013	June 30, 2012

Net revenues	$1,151,919	$1,126,746
Costs of products sold	872,328	842,418
Gross profit	279,591	284,328
Gross margin	24.3%	25.2%

Selling, general, and administrative expenses	183,874	173,253
Executive compensation charge (credit)	(1,778)	-
Gain on sale of property	-	(12,153)
Operating income	97,495	123,228
Operating margin	8.5%	10.9%

Other income (expense):
Interest expense	(11,310)	(10,256)
Other	899	(786)
Total other income (expense) - net	(10,411)	(11,042)

Income before taxes	87,084	112,186

Income taxes	26,458	32,281

Net earnings	60,626	79,905

Less: net earnings attributable to noncontrolling interests	386	422

Net earnings attributable to Vishay stockholders	$60,240	$79,483

Basic earnings per share attributable to Vishay stockholders	$0.42	$0.51

Diluted earnings per share attributable to Vishay stockholders	$0.40	$0.49

Weighted average shares outstanding - basic	143,544	154,831

Weighted average shares outstanding - diluted	151,256	161,596

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	June 29, 2013	December 31, 2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$561,199	$697,595
Short-term investments	466,501	294,943
Accounts receivable, net	294,253	247,035
Inventories:
Finished goods	115,003	109,571
Work in process	194,416	177,350
Raw materials	135,687	120,728
Total inventories	445,106	407,649

Deferred income taxes	17,971	24,385
Prepaid expenses and other current assets	101,871	119,656
Total current assets	1,886,901	1,791,263

Property and equipment, at cost:
Land	93,270	92,348
Buildings and improvements	534,926	523,091
Machinery and equipment	2,208,642	2,163,182
Construction in progress	66,643	101,570
Allowance for depreciation	(2,014,612)	(1,965,639)
	888,869	914,552

Goodwill	43,383	34,866

Other intangible assets, net	138,104	133,717

Other assets	132,649	141,879
Total assets	$3,089,906	$3,016,277

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	June 29, 2013	December 31, 2012
	(unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$839	$6
Trade accounts payable	155,733	147,936
Payroll and related expenses	121,797	108,353
Other accrued expenses	149,051	148,660
Income taxes	7,114	7,215
Total current liabilities	434,534	412,170

Long-term debt less current portion	405,392	392,931
Deferred income taxes	137,264	129,379
Other liabilities	106,442	108,600
Accrued pension and other postretirement costs	329,411	344,961
Total liabilities	1,413,043	1,388,041

Equity:
Vishay stockholders' equity
Common stock	13,148	13,114
Class B convertible common stock	1,213	1,213
Capital in excess of par value	1,996,581	1,999,901
Retained earnings (accumulated deficit)	(320,438)	(380,678)
Accumulated other comprehensive income (loss)	(18,935)	(10,222)
Total Vishay stockholders' equity	1,671,569	1,623,328
Noncontrolling interests	5,294	4,908
Total equity	1,676,863	1,628,236
Total liabilities and equity	$3,089,906	$3,016,277

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Six fiscal months ended
	June 29, 2013	June 30, 2012

Operating activities
Net earnings	$60,626	$79,905
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	83,456	83,838
(Gain) loss on disposal of property and equipment	86	(13,070)
Accretion of interest on convertible debentures	1,787	1,308
Inventory write-offs for obsolescence	9,479	10,050
Other	(3,929)	8,110
Changes in operating assets and liabilities,
net of effects of businesses acquired	(57,437)	(75,737)
Net cash provided by operating activities	94,068	94,404

Investing activities
Purchase of property and equipment	(47,173)	(47,298)
Proceeds from sale of property and equipment	3,252	6,355
Purchase of businesses, net of cash acquired or refunded	(23,034)	(85,493)
Purchase of short-term investments	(361,940)	(201,143)
Maturity of short-term investments	190,602	207,077
Other investing activities	934	(640)
Net cash used in investing activities	(237,359)	(121,142)

Financing activities
Proceeds of long-term borrowings	-	150,000
Issuance costs	-	(4,827)
Common stock repurchase	-	(150,000)
Principal payments on long-term debt and capital lease obligations	(14)	(16)
Net proceeds (payments) on revolving credit lines	11,000	5,000
Net changes in short-term borrowings	698	(2)
Proceeds from stock options exercised	-	174
Excess tax benefit from RSUs vested	456	-
Net cash provided by financing activities	12,140	329
Effect of exchange rate changes on cash and cash equivalents	(5,245)	(13,907)

Net decrease in cash and cash equivalents	(136,396)	(40,316)

Cash and cash equivalents at beginning of period	697,595	749,088
Cash and cash equivalents at end of period	$561,199	$708,772

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share amounts)
	Fiscal quarters ended			Six fiscal months ended
	June 29, 2013	March 30, 2013	June 30, 2012	June 29, 2013	June 30, 2012

GAAP net earnings attributable to Vishay stockholders	$31,309	$28,931	$45,671	$60,240	$79,483

Reconciling items affecting operating margin:
Executive compensation charge (credit)	$(1,778)	$-	$-	$(1,778)	$-
Gain on sale of property	-	-	(12,153)	-	(12,153)

Reconciling items affecting tax expense (benefit):
Tax effects of items above and other one-time tax expense (benefit)	$633	$(1,330)	$4,131	$(697)	$4,131

Adjusted net earnings	$30,164	$27,601	$37,649	$57,765	$71,461

Adjusted weighted average diluted shares outstanding	151,880	150,632	159,249	151,256	161,596

Adjusted earnings per diluted share*	$0.20	$0.18	$0.24	$0.38	$0.44

* Includes add-back of interest on exchangeable notes in periods where the notes are dilutive.

Source: Vishay Intertechnology, Inc.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300